Exhibit 99.1

April 21, 2011

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Alan Greer	Cynthia Williams
Senior Vice President	Executive Vice President	Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-3021	(336) 733-1478

BB&T reports 21% increase in net income
EPS totals $.32, up 19%

Credit trends improve across the board for second consecutive quarter
C&I loans up 8.7%

     WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported earnings for the first quarter of 2011. Net income totaled $234 million, an increase of 20.6% compared to $194 million reported in the first quarter last year. Net income available to common shareholders was $225 million, or $.32 per diluted common share, compared with $188 million, or $.27 per diluted common share, earned during the first quarter of 2010. These results reflect increases of 19.7% and 18.5%, respectively.

     “BB&T posted solid first quarter results as our credit costs continued to decline and economic conditions improved,” said Chairman and Chief Executive Officer Kelly S. King. “For the second consecutive quarter, we saw improvements in all measures of credit quality. In particular, we experienced significant declines in past due loans, to our lowest level in three years.

     “We continue to make progress in the diversification of our balance sheet. We experienced healthy growth in average C&I loans of 8.7% on an annualized basis compared with last quarter and we further reduced our exposure to higher-risk real estate,” said King. “We also saw growth in total loans this quarter, including the mortgage and auto loan portfolios.

     “Our net interest margin declined only slightly to 4.01% for the quarter compared with 4.04% for the prior quarter,” said King. “Our outlook for the margin has improved compared to last quarter and we believe we will remain slightly above 4% throughout 2011. Our margin is benefiting from a more favorable funding mix, a lower cost of funds and wider credit spreads.

     “We enjoyed strong growth in client deposits this quarter,” said King. “Average client deposits increased $2.1 billion, or 8.7% on an annualized linked quarter basis. Excluding certificates of deposit, client deposits increased $3.2 billion in the quarter, or 16.8% annualized, despite a reduction in deposit costs from .90% in the fourth quarter last year to .82% this quarter.

     “Our outlook is positive for continued reductions in problem assets and related credit costs as we are on track with our asset disposition strategy,” continued King. “We sold approximately $500 million of problem assets during the quarter and expect that we will exceed that amount in the second quarter. As we near the conclusion of our disposition strategy, our execution has successfully preserved shareholder value.

     “Finally, we were pleased to be the first large bank to announce an increase in our dividend,” remarked King. “Among the 19 financial institutions included in the Fed’s comprehensive capital analysis and review, BB&T currently has the highest dividend yield and the highest dividend payout ratio.”

Performance Highlights Include:

Average C&I loans increased 8.7% annualized linked quarter
o	Average total loans and leases held for investment, excluding the impact of ADC and covered and other acquired loan runoff, increased $1.2 billion, or 5.2% on an annualized basis
o	Annualized linked quarter loan growth includes a 22.7% increase in average mortgage loans and a 3.8% increase in average sales finance loans
o	Average total loans increased 1.0%
o	Average ADC loans declined 41.0%

Average client deposits increased $2.1 billion, or 8.7% on an annualized linked quarter basis
o	Client deposits, excluding CDs, increased $3.2 billion, or 16.8%
o	Deposit costs were reduced to .82% in the first quarter compared to .90% in the fourth quarter last year

Linked quarter credit metrics improved across the board
o	Net charge-offs decreased 24.9% and totaled 1.65% of average loans, excluding covered loans, for the quarter compared with 2.15% last quarter
o	Lowest level of net charge-offs in two years
o	NPAs, excluding covered assets, decreased 2.7%, the fourth consecutive quarter with lower NPAs
o	Performing TDRs decreased 11.3%
o	NPA inflows decreased 8.3% on a linked quarter basis
o	Delinquent loans decreased 20.0%, excluding covered and government guaranteed loans – lowest balances of delinquencies in three years
o	BB&T sold approximately $500 million of problem assets during the quarter

Capital levels further improved during the quarter
o	Tangible common equity improved to 7.2%
o	Tier 1 common equity improved to 9.3%
o	Tier 1 risk-based capital improved to 12.1%
o	Leverage capital improved to 9.3%
o	Total capital improved to 15.8%

Net interest margin remained healthy
o	The net interest margin was 4.01% for the first quarter, a 13 basis point increase compared to the first quarter of 2010 and a decrease of 3 basis points compared to last quarter

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q1	Q4	Q1	Q1 11 vs.	Q1 11 vs.
	2011	2010	2010	Q4 10	Q1 10

Net income available to common shareholders	$225	$208	$188	$17	$37
Diluted earnings per common share	.32	.30	.27	.02	.05

Net interest income-taxable equivalent	$1,321	$1,369	$1,347	$(48)	$(26)
Noninterest income	714	964	844	(250)	(130)
Total revenue	$2,035	$2,333	$2,191	$(298)	$(156)

Return on average assets (%)	.60	.54	.48	.06	.12
Return on average common shareholders' equity (%)	5.48	4.88	4.59	.60	.89
Net interest margin - taxable equivalent (%)	4.01	4.04	3.88	(.03)	.13
Efficiency ratio (1) (%)	57.10	55.30	52.40	1.80	4.70

(1) Excludes securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting, and other selected items. See Non-GAAP reconciliations on page 22 of the Quarterly Performance Summary.

First Quarter 2011 compared to First Quarter 2010

     Consolidated net income available to common shareholders for the first quarter of 2011 of $225 million was up 19.7% compared to $188 million earned during the same period in 2010. On a diluted per common share basis, earnings for the first quarter of 2011 were $.32, up 18.5% compared to $.27 for the same period in 2010. BB&T’s results of operations for the first quarter of 2011 produced an annualized return on average assets of .60% and an annualized return on average common shareholders’ equity of 5.48% compared to prior year ratios of .48% and 4.59%, respectively.

     Total revenues were $2.0 billion for the first quarter of 2011, down $156 million compared to the first quarter of 2010. The decrease in total revenues included declines of $130 million in noninterest income and $26 million in fully taxable equivalent net interest income. The decline in noninterest income included $74 million in losses related to commercial loans held for sale in connection with management’s asset disposition strategy. In addition, the first quarter of 2011 included a $63 million reduction from the FDIC loss share asset, which is offset by additional interest income on the loans and securities and lower provisions for credit losses compared to the first quarter of 2010. Excluding these items, noninterest income was relatively flat compared to the first quarter of 2010. The decline in net interest income was primarily the result of a decline in average earning assets of $6.8 billion as a result of the balance sheet deleverage strategy that was executed in the second quarter of 2010, which was partially offset by a higher net interest margin. The net interest margin improved 13 basis points compared to the first quarter of 2010, as a result of higher yields on loans acquired in the Colonial acquisition and lower deposit costs.

     The provision for credit losses for the first quarter of 2011 declined $235 million, or 40.9%, compared to the first quarter of 2010, as improving credit resulted in lower provision expense. Net charge-offs for the first quarter of 2011 were $71 million lower than the first quarter of 2010 and the level of nonperforming assets, loan delinquencies and the outlook for future credit losses continued to improve.

     A $53 million provision for income taxes was recorded for the first quarter of 2011 compared to $48 million for the first quarter of 2010. This resulted in an effective tax rate for the first quarter of 2011 of 18.5% compared to 19.8% for the prior year’s first quarter.

First Quarter 2011 compared to Fourth Quarter 2010

     Consolidated net income available to common shareholders for the first quarter of 2011 of $225 million was up $17 million, or an annualized 33.1% compared to $208 million earned during the fourth quarter of 2010. On a diluted per common share basis, earnings for the first quarter of 2011 were $.32, up $.02, or an annualized 27.0%, compared to the amount earned in the fourth quarter of 2010. BB&T’s results of operations for the first quarter of 2011 produced an annualized return on average assets of .60% and an annualized return on average common shareholders’ equity of 5.48% compared to prior quarter ratios of .54% and 4.88%, respectively.

     Total revenues were $2.0 billion for the first quarter of 2011, down $298 million compared to the fourth quarter of 2010. The decline in total revenues was primarily the result of lower noninterest income in the first quarter of 2011 compared to the prior quarter. Noninterest income was down $250 million compared to the fourth quarter of 2010. The decline in noninterest income included a decrease of $99 million in net securities gains, a decrease of $58 million from the FDIC loss share asset, a $43 million decrease in mortgage banking revenues and $12 million of additional losses and writedowns on commercial loans held for sale compared to the fourth quarter of 2010. Fully taxable equivalent net interest income declined $48 million compared to the fourth quarter of 2010, primarily due to a decline of $1.6 billion in average earning assets and a 3 basis point drop in the net interest margin.

     The provision for credit losses, excluding covered loans, for the first quarter of 2011 declined $203 million compared to the fourth quarter of 2010 due to improving credit. The provision for covered loans decreased $100 million, which was offset by a corresponding $80 million decrease in FDIC loss share income. Net charge-offs for the first quarter of 2011 were $134 million lower than the fourth quarter of 2010.

     The provision for income taxes was $53 million for the first quarter of 2011 compared to $15 million for the fourth quarter of 2010. This produced an effective tax rate for the first quarter of 2011 of 18.5% compared to 6.5% for the prior quarter. The increase in the effective tax rate compared to the fourth quarter of 2010 was primarily due to adjustments made in the fourth quarter of 2010 to align the actual effective tax rate for the year.

REVENUE, NET OF PROVISION IMPACT				Change	Change
FROM ACQUIRED ASSETS (1)	Q1	Q4	Q1	Q1 11 vs.	Q1 11 vs.
(dollars in millions)	2011	2010	2010	Q4 10	Q1 10

Interest income – loans	$266	$276	$165	$(10)	$101
Interest income – securities	37	50	34	(13)	3
Total interest income	303	326	199	(23)	104
Provision for covered loans	--	(100)	(19)	100	19
FDIC loss share income, net	(58)	--	5	(58)	(63)
Net revenue after provision for covered loans	$245	$226	$185	$19	$60

(1) Presents amounts related to covered and acquired loans, covered securities and the FDIC loss sharing asset recognized in the Colonial acquisition. Excludes all amounts related to other assets acquired and liabilities assumed in the acquisition.

First Quarter 2011 compared to First Quarter 2010

     Interest income for the first quarter of 2011 on loans and securities acquired in the Colonial acquisition increased $104 million compared to the first quarter of 2010, which is partially offset by a decrease in FDIC loss share income. The vast majority of the increase is related to loans and reflects higher expected cash flows based on the quarterly cash flow reassessment process required by acquisition accounting. The net interest margin on covered and other acquired loans for the first quarter of 2011 was 18.09% compared to 8.66% in 2010. At March 31, 2011, the accretable yield balance on these loans was $2.3 billion. Accretable yield represents the excess of future cash flows above the current net carrying amount of loans and will be recognized into income over the remaining life of the covered and acquired loans.

     There was no provision for covered loans in the current quarter, a decrease of $19 million compared to the first quarter of 2010. The first quarter of 2011 reassessment showed decreases in expected cash flows in certain loan pools that resulted in additional provisions that were fully offset by recoveries in other previously impaired loan pools.

     FDIC loss share income, net decreased $63 million compared to the first quarter of 2010 primarily as a result of the impact of cash flow reassessments that resulted in additional interest income and a reduction in the offset related to the provision for covered loans.

First Quarter 2011 compared to Fourth Quarter 2010

     Interest income on loans and securities acquired in the Colonial acquisition decreased $23 million in the first quarter of 2011 compared to the fourth quarter. The net interest margin on covered and other acquired loans for the first quarter of 2011 was 18.09%, up slightly compared to 16.71% in the earlier quarter as a result of the first quarter reassessment. The higher yield was more than offset by lower loan balances that resulted in the net decrease. The decrease of $13 million in interest income on covered securities is primarily due to the impact of changes in the expected duration of the underlying investments that were made in the fourth quarter of 2010. The majority of the interest income decrease is offset in the FDIC loss share income.

     There was no provision for covered loans in the first quarter of 2011, resulting in a decrease of $100 million compared to the fourth quarter of 2010. This decrease was offset by a corresponding $80 million decrease in FDIC loss share income.

     FDIC loss share income, net decreased $58 million primarily as the result of the impact of cash flow reassessment and fourth quarter changes in securities’ durations that resulted in lower first quarter interest income and provision for covered loans.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 11 vs.	Q1 11 vs.
	2011	2010	2010	Q4 10	Q1 10
				(annualized)
Insurance income	$250	$249	$253	1.6	(1.2)
Service charges on deposits	135	143	164	(22.7)	(17.7)
Mortgage banking income	95	138	89	(126.4)	6.7
Investment banking and brokerage fees and
commissions	87	97	79	(41.8)	10.1
Checkcard fees	72	73	61	(5.6)	18.0
Other nondeposit fees and commissions	67	68	65	(6.0)	3.1
Bankcard fees and merchant discounts	46	47	40	(8.6)	15.0
Trust and investment advisory revenues	43	42	38	9.7	13.2
Income from bank-owned life insurance	30	31	31	(13.1)	(3.2)
FDIC loss share income, net	(58)	--	5	NM	NM
Securities gains (losses), net	--	99	(3)	NM	(100.0)
Other income, net	(53)	(23)	22	NM	NM
Total noninterest income	$714	$964	$844	(105.2)	(15.4)

NM - not meaningful.

First Quarter 2011 compared to First Quarter 2010

     Noninterest income was $714 million for first quarter of 2011 compared to $844 million for the first quarter of 2010. Service charges on deposits declined $29 million, or 17.7%, primarily due to changes to BB&T’s overdraft policies that were implemented during the third quarter of

2010 that were partially in response to regulatory changes. Mortgage banking income was up $6 million, or 6.7%, compared to the same period of 2010. The increase in mortgage banking income was driven by a $13 million, or 162.5%, increase from commercial mortgage banking activities due to improving market conditions, partially offset by lower revenues from residential mortgage banking activities. Investment banking and brokerage fees and commissions for the first quarter of 2011 were $87 million, up $8 million, or 10.1%, compared to the same period of 2010. The increase in investment banking and brokerage fees and commissions was largely driven by increased commission income from investment services. Checkcard fees were up $11 million, or 18.0%, and bankcard fees and merchant discounts were up $6 million, or 15.0%, largely due to higher volumes. Trust and investment advisory revenues benefited from improved market conditions and were up $5 million, or 13.2%, compared to the first quarter of 2010. FDIC loss share income was down $63 million primarily due to improvements in forecasted cash flows related to covered loans that resulted in additional interest income but negatively impacted FDIC loss share income as these gains reduce what the FDIC pays BB&T. Other income declined $75 million compared to the first quarter of 2010, primarily as a result of $74 million of losses and writedowns recorded on commercial loans held for sale during the current quarter in connection with management’s nonperforming asset disposition strategy. In addition, other income included a $10 million increase due to market-related increases on trading assets for post-employment benefits that is offset by a similar increase in personnel expense and a $12 million decrease in other trading and hedging activities.

First Quarter 2011 compared to Fourth Quarter 2010

     Noninterest income for the first quarter of 2011 was down $250 million compared to the fourth quarter of 2010. Service charges on deposits declined $8 million, or an annualized 22.7%, primarily due to lower revenues from overdrafts as a result of seasonality. Mortgage banking income was down $43 million, compared to the prior quarter, due to a decline in income from residential mortgage banking activities of $40 million, which reflects an unfavorable net change of $13 million in the valuation of mortgage servicing rights and related hedging activities and a decline of $31 million due to lower production-related income from loans originated for sale. Investment banking and brokerage fees and commissions decreased $10 million, or an annualized 41.8%, compared to the prior quarter. The decrease in investment banking and brokerage fees and commissions was the result of lower equity and fixed-income offerings following record performance in the fourth quarter of 2010. FDIC loss share income was down $58 million compared to the fourth quarter of 2010 primarily due to the amount of provision for credit losses recoverable from the FDIC, which was down $80 million compared to the prior quarter. Net securities gains decreased $99 million compared to the prior quarter, $96 million from fewer sales during the current quarter and $3 million in higher other-than-temporary impairments. Other income decreased $30 million compared to the fourth quarter of 2010. The decrease in other income includes decreases of $12 million from higher losses and writedowns on commercial loans held for sale, $10 million due to lower sales volume and higher credit losses related to client derivative activities and $9 million due to other trading and hedging activities.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 11 vs.	Q1 11 vs.
	2011	2010	2010	Q4 10	Q1 10
				(annualized)
Personnel expense	$694	$679	$646	9.0	7.4
Foreclosed property expense	143	162	178	(47.6)	(19.7)
Occupancy and equipment expense	154	155	138	(2.6)	11.6
Professional services	71	92	72	(92.6)	(1.4)
Regulatory charges	61	59	45	13.7	35.6
Loan processing expenses	53	45	35	72.1	51.4
Amortization of intangibles	26	28	32	(29.0)	(18.8)
Software expense	26	30	29	(54.1)	(10.3)
Merger-related and restructuring charges, net	(2)	4	17	NM	(111.8)
Other expenses	146	167	149	(51.0)	(2.0)
Total noninterest expense	$1,372	$1,421	$1,341	(14.0)	2.3

NM - not meaningful.

First Quarter 2011 compared to First Quarter 2010

     Noninterest expense was $1.4 billion for first quarter of 2011, an increase of $31 million, or 2.3%, compared to the same quarter of 2010. Personnel expense increased $48 million, or 7.4%, compared to the same quarter of last year. This includes an increase of $20 million resulting from incentive expense largely from production-related businesses and an increase of $8 million related to equity-based compensation expense, primarily due to changes in forfeiture assumptions. In addition, personnel expense increased $11 million related to post-employment benefits that is offset through higher noninterest income. Foreclosed property expense decreased $35 million, or 19.7%, compared to the same quarter of 2010, largely as a result of decreased losses and write-downs on foreclosed properties. Occupancy and equipment expense was up $16 million compared to the first quarter of 2010, primarily as a result of an adjustment of $16 million in the first quarter of last year related to changes in the estimated occupancy expenses associated with properties acquired from the FDIC in the Colonial acquisition. Regulatory charges increased $16 million, or 35.6%, due to higher deposit and supervisory-related costs. Loan processing expenses were higher by $18 million, or 51.4%, primarily due to costs associated with problem loan workouts. Amortization of intangibles was down $6 million, or 18.8%, compared to the first quarter of 2010 as intangibles are amortized on an accelerated schedule. Merger-related and restructuring charges for the first quarter of 2011 were also down $19 million compared to the same period of 2010, as prior year’s first quarter included charges related to the acquisition of Colonial.

First Quarter 2011 compared to Fourth Quarter 2010

     Noninterest expense for the first quarter of 2011 was down $49 million, or an annualized 14.0%, compared to the fourth quarter of 2010. Personnel expense increased $15 million, or an annualized 9.0%. This includes an increase of $20 million related to social security and other payroll taxes, primarily due to the annual reset of FICA tax. In addition, pension plan expense increased $6 million compared to the fourth quarter of 2010. These increases in personnel expense were partially offset by a decrease of $11 million for production related incentive compensation compared with the fourth quarter of 2010. Foreclosed property expense decreased $19 million, or an annualized 47.6%, compared to the fourth quarter of 2010, largely as a result of lower losses and write-downs on foreclosed properties. Professional services expense for the first quarter of 2011 was down $21 million, or an annualized 92.6%, compared to the fourth quarter of 2010, primarily due to lower costs related to problem loan workouts and lower costs for outsourced services. Other noninterest expense was down $21 million, or an annualized 51.0%, compared to the fourth quarter of 2010. The decline in other noninterest expense includes a reduction of $9 million for advertising and other marketing expenses and lower operational losses of $11 million.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 11 vs.	Q1 11 vs.
	2011	2010	2010	Q4 10	Q1 10
				(annualized)

Commercial and industrial	$33,433	$32,733	$31,498	8.7	6.1
Commercial real estate—other	11,368	11,661	12,296	(10.2)	(7.5)
Commercial real estate—residential ADC	3,281	3,650	5,586	(41.0)	(41.3)
Direct retail lending	13,672	13,770	14,165	(2.9)	(3.5)
Sales finance loans	7,080	7,015	6,406	3.8	10.5
Revolving credit loans	2,082	2,086	1,991	(0.8)	4.6
Residential mortgage loans	17,926	16,974	15,459	22.7	16.0
Specialized lending	7,797	7,937	7,479	(7.2)	4.3
Other acquired loans	57	63	108	(38.6)	(47.2)
Total loans and leases held for
investment
(excluding covered loans)	96,696	95,889	94,988	3.4	1.8
Covered loans	5,927	6,488	7,642	(35.1)	(22.4)
Total loans and leases held for
investment	$102,623	$102,377	$102,630	1.0	--

First Quarter 2011 compared to First Quarter 2010

     Average loans held for investment for the first quarter of 2011 was $102.6 billion, essentially flat compared to the corresponding period of 2010. Average commercial and industrial loans increased $1.9 billion, or 6.1%, compared to the first quarter of 2010. The growth in average commercial and industrial loans reflects management’s focused efforts at growing this component of the loan portfolio. Average commercial real estate – residential ADC and commercial real estate – other declined 41.3% and 7.5%, respectively, compared to first quarter of 2010 as management has intentionally lowered exposures to higher-risk real estate lending during the economic downturn. Average direct retail lending loans for the first quarter of 2011 declined $493 million, or 3.5%, due to continued runoff of residential lot/land loans and lower demand for housing-related credits during most of 2010. Average mortgage loans increased $2.5 billion, or 16.0%, compared to the first quarter of 2010, due to the decision to retain a portion of the 10 to 15 year fixed-rate and adjustable rate mortgage production beginning in the third quarter of 2010. Average sales finance and revolving credit loans continued to show steady growth; up $674 million, or 10.5%, and $91 million, or 4.6%, respectively compared to the first quarter of 2010. The increase in average sales finance loans reflects improvement in prime automobile lending. In addition, average specialized lending loans increased $318 million, or 4.3%, as the majority of these niche businesses experienced growth. Total average loans held for investment includes a decline of $1.8 billion, or 22.8%, in average covered and other acquired loans compared to the first quarter of 2010.

First Quarter 2011 compared to Fourth Quarter 2010

     Average loans held for investment for the first quarter of 2011 was up $246 million, or an annualized 1.0%, compared to the fourth quarter of 2010. Average commercial and industrial loans and leases increased $700 million, or an annualized 8.7%, compared to the fourth quarter of 2010, due to focused efforts to grow this component of the loan portfolio. Average commercial real estate – residential ADC and commercial real estate – other declined an annualized 41.0% and 10.2%, respectively, compared to fourth quarter of 2010 due to management’s objective of diversifying the mix of the commercial lending portfolio and lowering exposure to higher-risk real estate lending. Average direct retail lending loans were down an annualized 2.9%, or $98 million, compared to the fourth quarter of 2010. Average mortgage loans were up $952 million, or an annualized 22.7%, compared to the fourth quarter of 2010, as management continues to retain certain mortgage loans in the held for investment portfolio. Average specialized lending loans were down $140 million, or an annualized 7.2%, compared to the fourth quarter of 2010, largely as a result of a decline in insurance premium financing. Total average loans held for investment includes a decline of $567 million, or an annualized 35.1%, in average covered and other acquired loans compared to the fourth quarter of 2010.

LOANS HELD FOR SALE - end of period				% Change	% Change
(Dollars in millions)	Q1	Q4	Q1	Q1 11 vs.	Q1 11 vs.
	2011	2010	2010	Q4 10	Q1 10
				(annualized)
Residential mortgage	$1,943	$3,068	$2,013	$(148.7)	$(3.5)
Commercial mortgage	166	108	44	NM	NM
Commercial	203	521	--	NM	NM
Total loans held for sale	$2,312	$3,697	$2,057	(151.9)	12.4

NM - not meaningful.

First Quarter 2011 compared to First Quarter 2010

     As of March 31, 2011, loans held for sale totaled $2.3 billion, an increase of $255 million compared to $2.1 billion at March 31, 2010. The increase in loans held for sale compared to the prior year includes $203 million of commercial loans that were held for sale due primarily to management’s nonperforming asset disposition strategy and an increase of $122 million related to commercial mortgage banking activities.

     A total of $1.9 billion in unpaid principal balances in commercial loans were transferred into held for sale under the nonperforming asset disposition strategy during 2010. Of this amount, only $377 million remains to be sold at March 31, 2011 with a carrying value of $189 million. The life-to-date loss percentage on commercial loans that were part of this strategy was 51%. In addition, commercial loans held for sale includes a single performing loan of $14 million that was sold in early April.

First Quarter 2011 compared to Fourth Quarter 2010

     As of March 31, 2011, loans held for sale totaled $2.3 billion, a decrease of $1.4 billion compared to $3.7 billion at December 31, 2010. The decrease in loans held for sale compared to the prior quarter includes a reduction of $332 million of commercial loans that were held for sale in connection with management’s nonperforming asset disposition strategy, representing approximately two-thirds of the balance of commercial loans held for sale at December 31, 2010. This decrease was partially offset by the $14 million increase related to a single performing loan that was transferred to held for sale in the first quarter of 2011 and sold in early April. Residential mortgages held for sale decreased $1.1 billion compared to the balance at December 31, 2010 due to lower inventory of mortgage loans as rates have increased.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 11 vs.	Q1 11 vs.
	2011	2010	2010	Q4 10	Q1 10
				(annualized)
Noninterest-bearing deposits	$20,990	$21,027	$18,464	$(0.7)	$13.7
Interest checking	3,594	3,682	3,745	(9.7)	(4.0)
Other client deposits	55,909	52,578	51,712	25.7	8.1
Client certificates of deposit	21,081	22,144	30,833	(19.5)	(31.6)
Total client deposits	101,574	99,431	104,754	8.7	(3.0)
Other interest-bearing deposits	4,040	6,161	6,277	(139.6)	(35.6)
Total deposits	$105,614	$105,592	$111,031	0.1	(4.9)

First Quarter 2011 compared to First Quarter 2010

     Average deposits for the first quarter of 2011 decreased $5.4 billion, or 4.9%, compared to the same period in 2010. The decline in average deposits reflects the balance sheet deleverage executed in the second quarter of 2010, which was partially offset by strong organic deposit growth. The mix of the portfolio has continued to improve with growth in noninterest-bearing and lower-cost client deposits and declines in client certificates of deposits. The categories of deposits with the highest growth for the first quarter of 2011 compared to the same quarter of 2010 were noninterest-bearing deposits, which increased $2.5 billion, or 13.7%, and other client deposits, which include money market deposit accounts, savings accounts, individual retirement accounts and other time deposits, which increased $4.2 billion, or 8.1%. Other interest-bearing deposits, which are primarily Eurodollar deposits and negotiable certificates of deposits decreased $2.2 billion and client certificates of deposit decreased $9.8 billion compared to the first quarter of 2010.

First Quarter 2011 compared to Fourth Quarter 2010

     Average deposits for the first quarter of 2011 increased slightly compared to the fourth quarter of 2010. Average client deposits increased $2.1 billion, or an annualized 8.7%, compared to the fourth quarter of 2010. This included growth of $3.3 billion, or an annualized 25.7%, in other client deposits, which were partially offset by a decrease of $1.1 billion, or an annualized 19.5%, in client certificates of deposit. The change in the mix of the portfolio reflects the growth in lower cost client deposits. Other interest-bearing deposits decreased $2.1 billion compared to the fourth quarter of 2010. These sources of funding are subject to greater volatility as they are used interchangeably with short-term borrowed funds.

CAPITAL RATIOS (1)	2011	2010
	Q1	Q4	Q3	Q2	Q1

Risk-based
Tier 1 (%)	12.1	11.8	11.7	11.7	11.6
Total (%)	15.8	15.5	15.7	15.8	15.9
Leverage (%)	9.3	9.1	9.3	8.9	8.7
Tangible common equity (%) (2)	7.2	7.1	7.0	7.0	6.4
Tier 1 common equity to risk-weighted assets (%) (2)	9.3	9.1	9.0	8.9	8.6

(1) Current quarter regulatory capital ratios are preliminary.
(2) Tangible common equity and Tier 1 common equity ratios are Non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. See the calculations and management's reasons for using these measures on page 19 of the Quarterly Performance Summary.

     BB&T’s capital levels at March 31, 2011 remained strong. All of BB&T’s capital measurements improved compared to December 31, 2010. The Tier 1 risk-based capital ratio and Tier 1 common equity to risk-weighted assets ratio were 12.1% and 9.3%, respectively, compared to 11.8% and 9.1%, respectively, at December 31, 2010. BB&T declared total dividends of $0.17 during the first quarter of 2011, which reflects a $0.16 quarterly dividend and $0.01 special dividend. The $0.16 quarterly dividend amount is a 7% increase over the prior quarter’s amount. BB&T also announced intentions to retire all of its $3.2 billion in trust preferred securities in 2013. In advance of retiring these instruments, management plans to issue approximately $1.75 billion of Tier 1 qualifying instruments in order to maximize the amount of these types of instruments allowable under the Basel III capital standards.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q1	Q4	Q1	Q1 11 vs.	Q1 11 vs.
	2011	2010	2010	Q4 10	Q1 10

Total nonperforming assets	$3,863	$3,971	$4,394	$(108)	$(531)
Total loans 90 days past due and still accruing	263	295	295	(32)	(32)
Total loans 30-89 days past due	1,099	1,408	1,577	(309)	(478)
Allowance for loan and lease losses	2,497	2,564	2,695	(67)	(198)
Total performing TDRs	1,309	1,476	1,715	(167)	(406)

Nonperforming loans and leases as a percentage of total
loans and leases (%)	2.64	2.64	2.91	(.00)	(.27)
Nonperforming assets as a percentage of total assets (%)	2.56	2.64	2.82	(.08)	(.26)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	2.58	2.63	2.84	(.05)	(.26)
Net charge-offs as a percentage of average loans and
leases (%) annualized	1.65	2.15	1.99	(.50)	(.34)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	1.52	1.20	1.40	.32	.12
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	1.03	1.19	.96	(.16)	.07

(1) Excludes amounts related to covered assets and government guaranteed loans. See footnotes on page 13 and page 15 of the Quarterly Performance Summary for additional information.

     Total nonperforming assets were $3.9 billion at March 31, 2011, a decrease of $108 million, or 2.7%, compared to December 31, 2010. This is the fourth consecutive quarterly decline in nonperforming assets. The decline in nonperforming assets reflects the continuation of the nonperforming asset disposition strategy that was initiated during the second quarter of 2010.

     Total performing troubled debt restructurings (“TDRs”) were $1.3 billion at March 31, 2011, a decrease of $167 million, or 11.3%, compared to December 31, 2010. Commercial performing TDRs declined $179 million which was offset by slight increases across several of the other lending portfolios.

     In addition, loan delinquencies improved further during the first quarter of 2011. Loans 30-89 days past due and still accruing, excluding loans guaranteed by the government, totaled $1.1 billion at March 31, 2011, a decrease of $309 million, or 21.9%, compared to December 31, 2010 reflecting the lowest balance since the second quarter of 2007. Loans 90 days past due and still accruing, excluding loans guaranteed by the government, were $263 million at March 31, 2011, a decrease of $32 million, or 10.8%, compared to December 31, 2010 reflecting the lowest balance since the first quarter of 2008.

     Net charge-offs during the first quarter of 2011 were 1.65% of average loans and leases, excluding covered loans, compared to 2.15% during the fourth quarter of 2010 and 1.99% during the first quarter of 2010. Net charge-offs were $404 million for the first quarter of 2011, down $134 million compared to $538 million for the fourth quarter of 2010. Net charge-offs were lower in essentially all loan portfolios with the majority of the decline occurring in the commercial portfolio, which was down $115 million compared to the fourth quarter of 2010. The reduction in net charge-offs for commercial loans reflects the overall improvement in the quality of the loan portfolio.

     As of March 31, 2011, the allowance for loan and lease losses was 2.58% of total loans and leases, excluding covered loans, compared to 2.63% at December 31, 2010 and 2.84% at March 31, 2010. The decline in the allowance as a percentage of total loans reflects the improvement in the overall quality of the loan portfolio.

Earnings webcast, presentation and Quarterly Performance Summary

     To hear a live webcast of BB&T’s first quarter 2011 earnings conference call at 8 a.m. (ET) today, please visit our Web site at www.BBT.com. A presentation will be used during the earnings conference call and will be available on our Web site. Replays of the conference call will be available on the BB&T Web site until Thursday, May 5, or by dialing 1-888-203-1112 (access code 4313363) until April 26.

     To access the webcast and presentation, including an appendix reconciling non-GAAP disclosures, go to www.BBT.com and click on “About BB&T” and proceed to “Investor Relations.” The webcast link can be found under “Webcasts” and the presentation can be found under “View Recent Presentations.”

     BB&T’s First Quarter 2011 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s Web site at www.BBT.com/financials.html.

About BB&T

     As of March 31, 2011, BB&T is one of the largest financial services holding companies in the U.S. with $157 billion in assets and market capitalization of $19.1 billion. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

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     This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the corporation’s performance. BB&T’s management uses these measures to evaluate the underlying performance and efficiency of its operations. It believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the corporation. These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies. Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by the FDIC loss sharing agreements as management believes their inclusion results in distortion of those ratios and may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

     This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.